WR **HAMBRECHT+CO**

APPROVED FOR GENERAL DISTRIBUTION

REGULATION A INITIAL PUBLIC OFFERING: INTRODUCTION

John Hullar, Managing Partner
jhullar@wrhambrecht.com

Whitney White, ECM
wwhite@wrhambrecht.com

Chris Hannan, Equity Sales
415-551-3200
channan@wrhambrecht.com

Helen Miazga, Project Manager
hmiazga@wrhambrecht.com

ALLEGIANCY

2,150,000 Shares
Common Stock

COMPANY OVERVIEW

Allegiancy provides asset and property management services related to commercial real estate with an emphasis on suburban office properties in secondary and smaller markets. It generates revenue from asset management fees, leasing fees, construction fees, financing fees and advisory services. It operates directly or through subsidiaries including REVA Management Advisors (owns 100%) and Allegiancy Houston (owns a 70% economic interest and 40% voting interest). The company's client portfolio consists of approximately 61 buildings which are managed through 28 different contracts. Website: http://www.allegiancy.us

THE OFFERING

We are offering a minimum of 1,075,000 shares of Allegiancy common stock and a maximum of 2,150,000 shares of Allegiancy common stock on a "best efforts" basis under Regulation A. The JOBS Act (Jumpstart Our Business Startups) provided for an increase of the maximum offering size under Regulation A to $50 million. The securities are expected to list on the OTCQX Marketplace and will be freely tradable.

Anticipated Symbol / Venue:	[AGCY] / OTCQX	Offering Price:	$14.00
Total Shares Offered:	1.075 million - 2.15 million shares	Gross Proceeds:	$15.05 million - $30.1 million
Lock-Up:	180 days	Pro Forma Mkt Cap (@ max size):	$81 million
MARKETING MATERIALS		**OFFERING TIMETABLE**	
Offering Circular:	SEC EDGAR Website	Test-The-Waters:	Beginning December 2015
Company Video:	wrhambrecht.com	Road Show:	January 2016
Other Materials:	wrhambrecht.com	Expected Pricing:	January 2016

INVESTMENT HIGHLIGHTS

Focus on Data-Driven Decision-Making

Allegiancy brings several advantages to property owners in an industry that has generally not used scale and technology to its benefit. In addition to bringing administrative expertise, project management experience and a cost-control mindset that can have an immediate favorable impact on general efficiency, Allegiancy goes a step further by using technology platforms that improve overall visibility of asset administration and provide timely monitoring/reporting on all facets of property operations. Benefits include the close monitoring of equipment and the use of predictive analysis to identify maintenance issues before they become more serious and costly to address, which helps to keep capital expenditures to a minimum. The use of technology and data-driven decision-making is designed to reduce property operating costs (thus providing improved financial performance of properties) and provide better service to the tenant base of managed properties.

Growth Strategy

As a manager and operator of commercial real-estate assets in the capacity of the owner's advocate, Allegiancy has deployed a three-pronged strategic approach to drive growth which consists of the following factors.

- Acquisitions: Purchase of existing operating entities that manage a substantial commercial real-estate asset base;
- Organic Accretion: direct contract acquisition targets;
- Private Label Servicing: asset management for private equity real estate investors.

Opportunity in the US Market

US commercial real estate assets are valued at approximately $15 trillion[1]. Allegiancy believes it has an opportunity to become a major player in this industry—capturing a mere half of 1% of the market would translate to a portfolio under management of $65b in asset value, potentially generating gross fee revenue of approximately $300m annually (based on an industry guideline ratio of "fees/assets" of roughly 0.5%). Allegiancy believes its fee-based structure affords investors exposure to the diversification of real estate based investment, but with with reduced volatility.

Affiliate Structure

Allegiancy captures assets, leverages its infrastructure and secures talented personnel by forming joint venture affiliates with targets that are not seeking retirement or a complete exit from the industry. The affiliate structure offers its partners the added incentive of meaningful participation in growth and the associated upside while also driving asset growth for Allegiancy.

Growth of Assets Under Management

Fiscal year 2015 witnessed growth of properties under management of approximately $455m, and Allegiancy anticipates continued organic and acquisition growth for fiscal year 2016. The Company believes that fiscal year 2016 will see both increased revenues and expanded operating margins resulting in improved profitability.

[1] Robertson, William. "Why Commercial Real Estate Is Ripe For Disruption In 2015." Forbes. Forbes Magazine, 16 Dec. 2014. Web. 26 Oct. 2015. <http://www.forbes.com/sites/groupthink/2014/12/16/why-commercial-real-estate-is-ripe-for-disruption-in-2015/>.

RISK FACTORS

Allegiancy's risk factors include exposure to the real estate industry, which is cyclical in nature and is significantly affected by changes in national and local economic and other conditions, such as employment levels, availability of financing, interest rates, consumer confidence and demand. These factors can cause fluctuations in occupancy rates, rental rates and operating expenses. Reductions in rental rates or increases in vacancy will directly and adversely affect the revenues it earns for managing properties.

Allegiancy expects to compete with large-scale, national asset managers such as CBRE, Jones Lang LaSalle and others, as well as regional and local property and asset management firms. Its larger competitors are better able to take advantage of efficiencies created by size, have better financial resources and access to capital at lower costs, and may be better known in the regional markets in which Allegiancy competes. Allegiancy Houston represents approximately 56% of our assets under management and 42% of our revenues on a pro forma basis as of the date of this Offering Circular. While we have significant major decision rights over Allegiancy Houston and may convert the outstanding promissory note to take control of Allegiancy Houston's board of managers, and therefore are able to exercise substantial control over Allegiancy Houston, we do not currently have the right to name a majority of the board of managers of Allegiancy Houston.

Approximately 44% of Allegiancy's revenues as of June 30, 2015 are with groups of tenant in common owners of the underlying real property asset. The asset management contracts with tenant in common owners of a property must be renewed by each tenant in common on a yearly basis. Although Allegiancy has historically experienced a 95% +/- renewal rate, it is possible that a single minority owner of a property owned by tenants in common may cause the termination of an asset management contract without cause. Also, if a property owner sells a property that the Company manages, the management relationship, and thus a source of ongoing revenue, may be terminated. The Company further anticipates a substantial portion of the portfolio that it manages will be encumbered by mortgage debt with balloon payments at maturity, which could hasten the termination of management contracts.

For a complete discussion of risks, please refer to the Company's Form 1-A on file with the Securities and Exchange Commission.

The offering is being made only by means of an offering circular. An offering statement on Form 1-A relating to these securities has been filed with the Securities and Exchange Commission but has not yet become qualified. You may obtain a copy of the most recent version of the preliminary offering circular by clicking on the "SEC EDGAR Website" link above.

This document contains forward-looking statements reflecting current expectations that involve risks and uncertainties. These forward looking statements include statements regarding business plans, projected growth, the potential market for the Company's shares, and the offering timetable. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled "Risk Factors" and elsewhere in the offering circular.

These securities may not be sold nor may offers to buy be accepted prior to the time the Company's offering statement is qualified. This document shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

No money or other consideration is being solicited in connection with this document, and if sent in response, will not be accepted. No offer to buy the securities can be accepted and no part of the purchase price can be received until the Company's offering statement on Form 1-A is qualified pursuant to Regulation A of the Securities Act of 1933, as amended, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date. Any person's indication of interest involves no obligation or commitment of any kind.